Exhibit 99(d)(4)

AMENDED AND RESTATED LIMITED GUARANTEE

This amended and restated limited guarantee is dated July 15, 2020 (this “Guarantee”) by each of the funds listed in Schedule A to this Guarantee (collectively, the “Guarantors,” and each, a “Guarantor”), and is in favor of Forescout Technologies, Inc., a Delaware corporation (the “Company”), and amends and restates in its entirety that certain limited guarantee, dated as of February 6, 2020, by each of the Guarantors in favor of the Company (the “Original Guarantee”). Reference is made to the Amended and Restated Agreement and Plan of Merger, dated July 15, 2020 (the “Merger Agreement”), between Ferrari Group Holdings, L.P., a Delaware limited partnership (“Parent”), Ferrari Merger Sub, Inc. a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company. Each Guarantor and the Company are sometimes referred to as a “Party.” Capitalized terms used but not otherwise defined have the meanings given to them in the Merger Agreement.

1. Guarantee.

(a) To induce the Company to enter into the Merger Agreement, (i) the Guarantors and the Company consent to the amendment and restatement of the Original Guarantee by this Guarantee and (ii) each Guarantor, intending to be legally bound, absolutely, irrevocably and unconditionally guarantees severally (and not jointly or jointly and severally), subject to such Guarantor’s Cap (as defined below) and the terms and conditions hereof, to the Company the due and punctual observance, full performance and discharge of payment, if, as and when due by Parent or Merger Sub pursuant to the terms of the Merger Agreement of (a) the percentage set forth opposite such Guarantor’s name on Schedule A hereto (which percentages total to 100 percent) (such Guarantor’s “Maximum Guarantor Percentage”) of the Parent Termination Fee (the “Parent Fee Obligations”); and (b) such Guarantor’s Maximum Guarantor Percentage of the Reimbursement Obligations (in an aggregate amount across all Guarantors not to exceed $250,000) and the interest, enforcement and all other expenses described in Section 8.3(e) of the Merger Agreement, including, in each case, all reasonable costs of enforcement and collection (including reasonable attorneys’ fees) incurred by the Company associated with enforcing its rights hereunder (the obligations in this clause (b) the “Expense Obligations”) (clause (a) and (b) together, the “Guaranteed Obligations”).

(b) Notwithstanding anything in this Guarantee, the Merger Agreement or any other agreement to the contrary, each Party agrees that in no event shall any Guarantor be required to pay any amount to the Company or any Company Related Party (as defined below) under, in respect of, or in connection with this Guarantee, the Merger Agreement or any other agreement, (i) in relation to the Parent Fee Obligations, in excess of an amount equal to such Guarantor’s Maximum Guarantor Percentage of the Parent Termination Fee (such amount being such Guarantor’s “Termination Fee Limit”) or (ii) in relation to the Expense Obligations, in excess of an amount equal to such Guarantor’s Maximum Guarantor Percentage of the Expense Obligations (such amount being such Guarantor’s “Expense Limit”; in either case, such Guarantor’s Termination Fee Limit or Expense Limit being such Guarantor’s “Cap”). The Parties agree that this Guarantee may not be enforced without giving effect to each Guarantor’s Cap.

2. Terms of Guarantee.

(a) Guarantee of Payment. This Guarantee is one of payment, not collection, and one or more separate Legal Proceedings may be brought and prosecuted against each Guarantor to enforce this Guarantee (subject to such Guarantor’s Cap), regardless of whether (i) any Legal Proceeding is brought against Parent or Merger Sub or any other Person; or (ii) Parent or Merger Sub or any other Person is joined in any such Legal Proceeding. When pursuing its rights and remedies under this Guarantee against such Guarantor, the Company is under no obligation to pursue any rights or remedies that it may have against Parent, Merger Sub or any other Person for any of the Guaranteed Obligations or any right of set-off or offset with respect thereto, and any failure by the Company to pursue other rights or remedies or to collect any payments from Parent, Merger Sub or any other Person, or to realize upon or to exercise any right of set-off or offset, and any release by the Company of Parent,

Merger Sub or any other Person of any right of set-off or offset, will not relieve such Guarantor of any liability under this Guarantee (subject to such Guarantor’s Cap), and will not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Company. Notwithstanding any other provision of this Guarantee, the Merger Agreement or otherwise to the contrary, the Company covenants and agrees that each Guarantor may assert, as a defense to payment or performance by such Guarantor under this Guarantee, or as an affirmative claim against the Company or any of the Company Related Parties, any rights, remedies, set-offs and defenses that Parent or Merger Sub could assert pursuant to the terms of the Merger Agreement or pursuant to any applicable Law in connection with the Merger Agreement (other than any such rights, remedies, set-offs and defenses arising out of, due to, or as a result of the insolvency or bankruptcy of Parent or Merger Sub). To the extent that either of Parent or Merger Sub is relieved of any of its obligations and liabilities under the Merger Agreement, including its obligations to pay the Parent Termination Fee (other than due to, in connection with or as a result of the insolvency or bankruptcy of Parent or Merger Sub), the Guarantors shall be similarly relieved of the Parent Fee Obligations under this Guarantee. Notwithstanding anything to the contrary in this Guarantee or otherwise, any payment made by or on behalf of Parent or Merger Sub to the Company with respect to any Guaranteed Obligation shall reduce the total obligations of the Guarantors under this Guarantee accordingly on a pro rata basis, based on the percentages set forth on Schedule A hereto.

(b) Failure to Discharge. If Parent or Merger Sub fails to discharge any portion of the Guaranteed Obligations when due, then each Guarantor’s liabilities to the Company under this Guarantee in respect of such portion of the Guaranteed Obligations (subject to such Guarantor’s Cap) will, at the Company’s option, become immediately due and payable, and the Company may, at any time and from time to time, at the Company’s option, and so long as each of Parent and Merger Sub has failed to discharge any portion of the Guaranteed Obligations, take any and all actions available under this Guarantee to collect such Guarantor’s liabilities under this Guarantee in respect of such portion of the Guaranteed Obligations (subject to such Guarantor’s Cap).

(c) Manner of Payments. All payments under this Guarantee must be made in lawful money of the United States, by wire transfer of immediately available funds. Except as explicitly set forth in this Guarantee, each Guarantor covenants and undertakes to make all payments under this Guarantee (subject to such Guarantor’s Cap) free and clear of any deduction, set-off, offset, defense, claim or counterclaim of any kind.

(d) Absolute Liability. Subject to termination of this Guarantee as provided in this Guarantee, the liability of each Guarantor pursuant to this Guarantee will, to the fullest extent permitted pursuant to applicable Law, be absolute, irrevocable and unconditional irrespective, without limitation, of:

(i) the value, genuineness, validity, regularity, illegality or enforceability of the Merger Agreement or any other agreement or instrument referred to in this Guarantee or in the Merger Agreement, in each case, subject to the terms and conditions thereof;

(ii) the inaccuracy of any of the representations or warranties of the Company in the Merger Agreement, subject to the terms and conditions in the Merger Agreement;

(iii) any (A) change in the time, place, term or manner of payment or performance of any of the Guaranteed Obligations; (B) liability incurred, directly or indirectly, in respect thereof; or (C) waiver, compromise, consolidation, modification or amendment of, or any departure from, the terms of the Merger Agreement made in accordance with the terms thereof, in each case, whether or not with the knowledge or consent of the Guarantors;

(iv) any agreement evidencing, securing or otherwise executed in connection with any of the Guaranteed Obligations;

(v) the failure or delay on the part of the Company to assert any claim or demand, or to enforce any right or remedy, against Parent or Merger Sub;

(vi) the addition, substitution or release of any Person interested in the Transactions, including (subject to such Guarantor’s Cap) any discharge or release of any other guarantor of any of the Guaranteed Obligations;

(vii) any change in the corporate existence, structure or ownership of Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations;

(viii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other Person, or any of their assets, now or hereafter liable with respect to the Guaranteed Obligations;

(ix) the existence of any claim, set-off, offset or other right that the Guarantors may have at any time against Parent or Merger Sub, whether in connection with any of the Guaranteed Obligations or otherwise;

(x) any other act, omission or circumstance that may or might in any manner or to any extent vary the risk of Guarantor or otherwise operate as a defense to or discharge of Guarantor as a matter of law or equity, except to the extent otherwise provided in the Merger Agreement, the Financing Letters or any other agreement or instrument referred to in this Guarantee or in the Merger Agreement; or

(xi) the adequacy of any means that the Company may have of obtaining payment of any of the Guaranteed Obligations.

(e) Waiver. Each Guarantor waives any and all notice (other than notices to Parent pursuant to and in accordance with the Merger Agreement) of (i) the creation, renewal, extension or accrual of any of the Guaranteed Obligations; (ii) reliance by the Company upon this Guarantee or acceptance of this Guarantee, or proof of any of the foregoing; (iii) any breach of or default in the performance of Parent or Merger Sub of their obligations pursuant to the Merger Agreement; (iv) promptness, diligence, protest, presentment, demand, notice of non-payment, dishonor and protest, notice of the incurrence of any of the Guaranteed Obligations; and (v) all other matters the notice of which the Guarantors might otherwise be entitled to receive. Each of the Guaranteed Obligations will conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Parent, Merger Sub or any Guarantor, on the one hand, and the Company, on the other hand, will likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee.

(f) No Obligation. The Company will not be obligated to file any claim relating to any of the Guaranteed Obligations if Parent or Merger Sub becomes subject to an insolvency, bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file will not affect any Guarantor’s obligations under this Guarantee. If any payment to the Company in respect of any of the Guaranteed Obligations is rescinded or must otherwise be returned for any reason whatsoever, each Guarantor will remain fully liable under this Guarantee, subject to the terms hereof, with respect to the Guaranteed Obligations (subject to such Guarantor’s Cap) as if such payment had not been made. If the Company is prevented pursuant to applicable Law or otherwise from demanding or accelerating payment of any of the Guaranteed Obligations from Parent or Merger Sub by reason of any automatic stay or otherwise, the Company will be entitled to receive from each Guarantor, upon demand therefor, the sums that otherwise would have been due hereunder, in each case subject to such Guarantor’s Cap, had such demand or acceleration occurred.

3. Certain Waivers. To the fullest extent permitted by Law, each Guarantor irrevocably waives (a) any and all rights or defenses arising by reason of any Law that would otherwise require any election of remedies by the Company; (b) all defenses that may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect; (c) any right to require the marshalling of assets of Parent or Merger Sub or any other Person interested in the Transactions; and (d) all suretyship defenses generally. Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the Transactions and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits.

4. No Recourse; Sole Remedy. Subject in all respects to Section 15, notwithstanding the fact that any Guarantor may be a partnership, by its acceptance of the benefits of this Guarantee, the Company acknowledges and agrees that neither it nor any of its former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, members, managers, agents, affiliates, or assignees, or any former, current or future direct or indirect equity holder, controlling person, stockholder, general or limited partner, director, officer, employee, member, manager, agent, lender, affiliate or assignee of any of the foregoing (collectively, each of the foregoing, a “Company Related Party”), has any right of recovery pursuant to this Guarantee against, and no liability or obligation pursuant to this Guarantee will attach to, the former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, members, managers, agents, affiliates, general or limited partners, or assignees of any Guarantor or Parent, Merger Sub or any former, current or future direct or indirect equity holder, controlling person, stockholder, director, officer, employee, member, manager, general or limited partner, affiliate, agent, lender or assignee of any of the foregoing (collectively, each of the foregoing, a “Non-Recourse Party”), whether based on contract, tort or strict liability, and whether by or through attempted piercing of the corporate or partnership veil, by or through a claim, cause of action or proceeding by or on behalf of Parent or Merger Sub, against a Non-Recourse Party by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise (each of such above-described legal, equitable or other theories or sources of liability, a “Claim”). The Retained Claims (as defined below) will be the sole and exclusive remedy of the Company and any Company Related Party against the Guarantors and the other Non-Recourse Parties in respect of any liabilities or obligations arising pursuant to, or in connection with, the Merger Agreement, the Equity Commitment Letter, this Guarantee, the Confidentiality Agreement or any other agreement or other document entered into or delivered, or any other action taken, in connection with the Transactions (the “Transaction Documents”). Notwithstanding anything to the contrary in this Guarantee, each Guarantor acknowledges and agrees to, and nothing in this Guarantee will restrict, the Company’s rights against Parent and Merger Sub to specific performance to which it is entitled pursuant to the Merger Agreement, subject to the limitations set forth in the Merger Agreement and the Equity Commitment Letter. The Company hereby covenants and agrees not to institute or bring, and will cause the Company Related Parties not to institute or bring, any proceeding or any other claim arising pursuant to, or in connection with, the Transaction Documents or the Transactions against any Guarantor or any of the Non-Recourse Parties, except for (a) Parent’s and Merger Sub’s obligations under, and pursuant to the terms of, the Merger Agreement; (b) claims against such Guarantor or any of its successors and assigns (i) pursuant to this Guarantee (subject to such Guarantor’s Cap) or (ii) pursuant to the Equity Commitment Letter; and (c) claims against the Persons party to the Confidentiality Agreement in respect of the Confidentiality Agreement in accordance with the terms thereof (the claims described in clauses (a), (b) and (c) against any of the Persons specified in clauses (a), (b) and (c) or any of their respective permitted successors or assigns, collectively, the “Retained Claims”). Without limiting the foregoing, to the maximum extent permitted under applicable Law, the Company, on behalf of itself and the other Company Related Parties, hereby waives, releases and disclaims any and all Claims against all Non-Recourse Parties, including any Claims to avoid or disregard the entity form of any Guarantor or otherwise seek to impose any liability arising out of, related to or in connection with a Claim on any Guarantor, Parent, Merger Sub or any other Non-Recourse Party, whether a Claim is granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and disclaims any reliance upon any Guarantor, Parent, Merger Sub or any other Non-Recourse Party with respect to the performance of this Guarantee or any representation or warranty made in, in connection with, or as an inducement to this Guarantee except, in each case, for the Retained Claims. Notwithstanding anything to the contrary in this Guarantee, Guarantor acknowledges and agrees to, and nothing in this Guarantee will restrict, the Company’s rights against Parent and Merger Sub to damages or specific performance to which it is entitled pursuant to the Merger Agreement, subject to the terms and conditions of the Merger Agreement. Nothing set forth in this Guarantee will affect, or be construed to affect, any liability of Parent or Merger Sub to the Company under the Merger Agreement or confer or give, or will be construed to confer or give, to any Person other than the Company any rights or remedies against any Guarantor. Each Party covenants and agrees not to institute, and will cause the Company Related Parties and the Non-Recourse Parties,

as applicable, not to institute, any Claim asserting that this Guarantee or any part hereof (including this Section 4) is illegal, invalid or unenforceable. The Company acknowledges that each Guarantor is agreeing to enter into this Guarantee in reliance on the provisions set forth in this Section 4, and each Guarantor acknowledges that the Company is agreeing to enter into the Merger Agreement in reliance on this Guarantee. For all purposes of this Guarantee, pursuit of a claim against a Person by the Company or any of its controlled Affiliates will be deemed to be a pursuit of a claim by the Company. A Person will be deemed to have pursued a claim against another Person if such first Person brings legal action against such other Person, adds such other Person to an existing Legal Proceeding, or otherwise asserts a legal claim of any nature against such other Person. This Section 4 will survive termination of this Guarantee.

5. Subrogation. Except as explicitly set forth in this Guarantee, unless and until all amounts payable by any Guarantor pursuant to this Guarantee have been paid in full, such Guarantor (a) unconditionally waives any rights that it may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations pursuant to or in respect of this Guarantee or any other agreement in connection herewith, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy against Parent or Merger Sub (including any right that would result in such Guarantor being deemed to be a creditor of Parent or Merger Sub pursuant to this Guarantee pursuant to the United States Bankruptcy Code), whether or not such claim, remedy or right arises in equity or pursuant to contract, statute or common law, including the right to take or receive from Parent or Merger Sub, directly or indirectly, in cash or other property or by set-off or offset or in any other manner, payment or security on account of such claim, remedy or right; and (b) will not exercise any such rights. If any amount is paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of all amounts payable pursuant to this Guarantee, then such amount will (i) be received and held in trust for the benefit of the Company; (ii) be segregated from any other property or funds of such Guarantor; and (iii) be promptly (and in any event within two Business Days) paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to all amounts payable by such Guarantor pursuant to this Guarantee.

6. Continuing Guarantee. Unless terminated pursuant to this Section 6, this Guarantee (a) may not be revoked or terminated and will remain in full force and effect until the indefeasible payment and satisfaction in full (subject to each Guarantor’s Cap) of all of the Guaranteed Obligations; (b) will be binding upon each Guarantor and its successors and assigns; and (c) will inure to the benefit of, and be enforceable by, the Company and its respective successors, transferees and assigns. Notwithstanding the foregoing, this Guarantee will terminate automatically and immediately without the giving of notice, and no Guarantor will have any further rights or obligations pursuant to this Guarantee, as of the earliest of (i) the Closing in accordance with the terms of the Merger Agreement, including the payment by Parent and Merger Sub of all amounts contemplated by Article II thereof; (ii) the valid termination of the Merger Agreement in accordance with Section 8.1(a) thereof by mutual consent of the parties thereto or in any other circumstances in which the Parent Termination Fee is not due; (iii) two months following the date on which the Merger Agreement is validly terminated in accordance with its terms when any portion of the Guaranteed Obligations is payable, except that any claim for payment of any of the Guaranteed Obligations presented by the Company to Parent, Merger Sub or the Guarantors during such two month period will survive such termination until finally resolved; (iv) performance of the Guaranteed Obligations pursuant to the terms hereof; and (v) the date of commencement of any Claim by the Company or any Company Related Party prohibited by Section 4 of this Guarantee. In the event of the commencement of any Claim of the type specified in the above clause (v), then: (x) the Guaranteed Obligations of the Guarantors under this Guarantee shall terminate ab initio and be null and void, (y) if any Guarantor shall have previously made any payments under this Guarantee, it shall be entitled to recover and retain any and all such payments, and (z) neither the Guarantors nor any other Non-Recourse Party shall have any liability whatsoever (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) to the Company or any other Person or entity in any way under or in connection with this Guarantee, the Merger Agreement or any other agreement or instrument delivered in connection therewith, or the transactions contemplated hereby or thereby.

7. Entire Agreement; Third Party Beneficiaries. This Guarantee, collectively with the Merger Agreement and the Equity Commitment Letter, constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among Parent, Merger Sub and the Guarantors or any of their Affiliates, on the one hand, and the Company or any of its Affiliates, on the other hand, including, but not limited to, the Original Guarantee. This Guarantee is not intended to and will not confer upon any Person any rights or remedies under this Guarantee, other than the Parties and the Non-Recourse Parties, as provided in Section 4 (which are third party beneficiaries of Section 4). The rights of the Non-Recourse Parties set forth in Section 4 of this Guarantee may be enforced by the Non-Recourse Parties without a requirement that such enforcement be at the direction of any Guarantor.

8. Amendments and Waivers; Cumulative Rights. No amendment or waiver of any provision of this Guarantee will be valid and binding unless it is in writing and signed, in the case of an amendment, by each Guarantor and the Company, or in the case of waiver, by the Party against whom the waiver is to be effective. No waiver by any Party of any breach or violation of, or default pursuant to, this Guarantee, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default under this Guarantee or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Subject to the terms hereof, delay or omission on the part of any Party in exercising any right, power or remedy pursuant to this Guarantee will operate as a waiver thereof. Subject to the terms of this Guarantee and the Merger Agreement, each and every right, remedy and power granted to the Company or allowed to it by Law or other agreement will be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time.

9. Representations and Warranties. Each Guarantor represents and warrants to the Company severally (and not jointly or jointly and severally) that (a) it is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization; (b) it has the requisite limited partnership power and authority to (i) execute and deliver this Guarantee, and (ii) perform its covenants and obligations under this Guarantee; (c) the execution and delivery of this Guarantee by such Guarantor and the performance by it of its covenants and obligations under this Guarantee have been duly authorized by all necessary limited partnership action on the part of such Guarantor and no additional actions on the part of such Guarantor are necessary therefor; (d) this Guarantee has been duly executed and delivered by it and, assuming the due execution and delivery of the Merger Agreement by all parties thereto and the due execution and delivery of this Guarantee by the Company, constitutes a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; or (ii) is subject to general principles of equity; (e) the execution, delivery and performance by it of this Guarantee do not and will not (i) violate or conflict with any provision of the organizational documents of such Guarantor; (ii) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which such Guarantor is a party or by which such Guarantor or any of its properties or assets are bound; or (iii) violate or conflict with any Law or order applicable to such Guarantor or by which any of its properties or assets are bound; (f) no Consent of any Governmental Authority is required on the part of such Guarantor (i) in connection with the execution and delivery of this Guarantee; or (ii) the performance by such Guarantor of its covenants and obligations pursuant to Guarantee; and (g) such Guarantor has the financial capacity to pay and perform its obligations pursuant to this Guarantee, and sufficient liquid and unencumbered funds (or the enforceable right to obtain such funds from its limited partners in connection with this Guarantee pursuant to the terms of its limited partnership agreement or other governing documents) necessary for such Guarantor to fulfill all of the Guaranteed Obligations pursuant to this Guarantee will be available to such Guarantor for so long as this Guarantee remains in effect in accordance with Section 6.

10. Counterparts. This Guarantee and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each Party and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by an Electronic Delivery, will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party will raise the use of Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

11. Notices. All notices and other communications under this Guarantee must be in writing and will be deemed to have been duly delivered and received hereunder (a) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (c) immediately upon delivery by hand or by fax; or (d) on the date sent by email (except that notice given by email will not be effective unless either (A) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 11 or (B) the receiving Party delivers a written confirmation of receipt of such notice either by email or any other method described in this Section 11 (excluding “out of office” or other automated replies)), in each case to the intended recipient as set forth below:

if to the Guarantors to each at:

c/o Advent International Corporation

800 Boylston Street

Boston, MA 02199

Attn:   Bryan Taylor

Lauren Young

James Westra

Fax: (617) 951-0566

Email: bryan.taylor@adventinternational.com

lyoung@adventinternational.com

jwestra@adventinternational.com

with copies (which will not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

Attn: Amanda McGrady Morrison

Fax: (617) 235 0620

Email: amanda.morrison@ropesgray.com

if to the Company to:

Forescout Technologies, Inc.

190 West Tasman Drive

San Jose, CA 95134

Attn: Darren J. Milliken

SVP, General Counsel, Corporate Secretary & Chief Compliance Office

Email: darren.milliken@forescout.com

with a copy (which will not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

Attn:   Steven E. Bochner

Douglas K. Schnell

Fax:    (650) 493-6811

Email: sbochner@wsgr.com

dschnell@wsgr.com

Rejection or other refusal to accept, or the inability to deliver because of changed address or other details of which no notice is given, will be deemed to be receipt of any notice pursuant to this Section 11 as of the date of rejection, refusal or inability to deliver. Any notice received by the addressee on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or any of the other details specified in or pursuant to this Section 11 through a notice given in accordance with this Section 11, except that notice of any such change will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (i) specified in such notice; or (ii) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 11.

12. Governing Law. This Guarantee will be governed by and construed in accordance with the Laws of the State of Delaware.

13. Consent to Jurisdiction. Each of the Parties (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to this Guarantee or the transactions contemplated hereby, for and on behalf of itself or any of its properties or assets, in accordance with Section 11 or in such other manner as may be permitted by applicable Law, but nothing in this Section 13 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Chosen Courts in the event that any dispute or controversy arises out of this Guarantee or the transactions contemplated hereby; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (d) agrees that any Legal Proceeding arising in connection with this Guarantee or the transactions contemplated hereby will be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any Legal Proceeding relating to this Guarantee or the transactions contemplated hereby in any court other than the Chosen Courts. Each of the Parties agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Guarantor agrees, on a several (and not joint or joint and several) basis, to pay, on a pro rata basis by reference to Schedule A, all reasonable costs and expenses (including all attorneys’ fees) incurred or paid by the Company in the successful enforcement of this Guarantee.

14. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS GUARANTEE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT,

TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTEE. EACH PARTY ACKNOWLEDGES AND AGREES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) IT MAKES THIS WAIVER VOLUNTARILY; AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

15. No Assignment. Neither this Guarantee nor any right or obligation under this Guarantee may be assigned by any Party (by operation of law or otherwise) without the prior written consent of the other Party, it being understood that if a portion of any Guarantor’s commitment under the Equity Commitment Letter is assigned in accordance with the terms thereof, then a corresponding portion of its Guaranteed Obligations under this Guarantee may be assigned to the same assignee without the consent of the Company, except that any such permitted assignment shall not relieve such Guarantor of its Guaranteed Obligations under this Guarantee. Any attempted assignment, including by operation of law or otherwise, in violation of this Section 15 will be null and void. If any Guarantor or any Successor Entity (as defined below) (a) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger; or (b) transfers or conveys all or a substantial portion of its properties and other assets to any Person such that the sum of the remaining net assets of such Guarantor or such Successor Entity, as the case may be, is less than the Company’s good faith estimate of the maximum amount of the Guaranteed Obligations, then the Company may obtain recourse, whether by the enforcement of any judgment or assessment, by any Legal Proceeding or by virtue of any statue, regulation or other applicable Law, against such continuing or surviving entity or such Person (in either case, a “Successor Entity”), as the case may be, as if such Successor Entity were a guarantor under this Guarantee. Notwithstanding anything to the contrary in this Guarantee, no consolidation, merger, transfer or conveyance will relieve any Guarantor of its obligations under this Guarantee.

16. Severability. If any provision of this Guarantee, or the application of that provision, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, then the remainder of this Guarantee will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as to reasonably effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Guarantee with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

17. Certain Interpretations.

(a) References to this Guarantee. Unless the context of this Guarantee otherwise requires, when a reference is made in this Guarantee to a Section, that reference is to a Section of this Guarantee.

(b) Hereof, Including, etc. When used in this Guarantee, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Guarantee as a whole and not to any particular provision of this Guarantee; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c) Neither, etc. Not Exclusive. Unless the context of this Guarantee otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d) Extent. The phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e) Dollars. When used in this Guarantee, references to “$” or “Dollars” are references to United States dollars.

(f) Gender and Number. The meaning assigned to each capitalized term defined and used in this Guarantee is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Guarantee, each of its other grammatical forms has a corresponding meaning.

(g) References to Parties. References to any Person include references to such Person’s successors and permitted assigns, and, in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.

(h) Writings. References to “writing” mean the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether in electronic form or otherwise, and including writings delivered by Electronic Delivery. “Written” will be construed in the same manner.

(i) Headings. The headings set forth in this Guarantee are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Guarantee or any term or provision of this Guarantee.

(j) Calculation of Time Periods. References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.

(k) Nature of Days and Months. Whenever this Guarantee refers to a number of days, that number will refer to calendar days unless Business Days are specified. Any reference to a “month” means a calendar month.

(l) Representations Are Not Covenants. Nothing contained in Section 9 may be construed as a covenant under the terms of this Guarantee.

(m) Joint Drafting. The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Guarantee. Accordingly, they waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(n) Summaries. No summary of this Guarantee or any other document delivered with this Guarantee that is prepared by or on behalf of any Party will affect the meaning or interpretation of this Guarantee or such document.

(o) No Admission. The information contained in this Guarantee is disclosed solely for purposes of this Guarantee, and no information contained in this Guarantee will be deemed to be an admission by any Party to any third Person of any matter whatsoever.

(p) No Reliance by Others on Representations. The representations and warranties in this Guarantee are the product of negotiations among the Parties and are for the sole benefit of the Parties. Persons other than the Parties may not rely on the representations and warranties in this Guarantee as characterizations of facts or circumstances as of the date of this Guarantee or as of any other date.

[Signature page follows.]

The Parties are signing this Guarantee on the date stated in the introductory clause

ADVENT GLOBAL TECHNOLOGY LIMITED PARTNERSHIP,

ADVENT GLOBAL TECHNOLOGY-B LIMITED PARTNERSHIP,

ADVENT GLOBAL TECHNOLOGY-C LIMITED PARTNERSHIP,

ADVENT GLOBAL TECHNOLOGY-D LIMITED PARTNERSHIP

each a Cayman Islands exempted limited partnership

By:	Advent Global Technology GP Limited Partnership, General Partner
By:	Advent Global Technology LLC, General Partner
By:	Advent International Corporation, Manager

By:	/s/ James Westra
Name: James Westra
Title: Chief Legal Officer, General Counsel and Managing Partner

ADVENT GLOBAL TECHNOLOGY-A SCSP, a Luxembourg special limited partnership (société en commandite spéciale)

By:	Advent Global Technology GP S.à r.l., General Partner

By:	Advent Global Technology LLC, Manager	By:	/s/ Justin Nuccio
Name: Justin Nuccio
Title: Manager

By:	Advent International Corporation, Manager

By:	/s/ James Westra
Name: James Westra
Title: Chief Legal Officer, General Counsel and Managing Partner

[Signature Page to Amended and Restated Guarantee]

ADVENT PARTNERS AGT CAYMAN LIMITED PARTNERSHIP,

ADVENT PARTNERS AGT LIMITED PARTNERSHIP,

ADVENT PARTNERS AGT-A LIMITED PARTNERSHIP,

ADVENT GLOBAL TECHNOLOGY STRATEGIC INVESTORS LIMITED PARTNERSHIP

By:	AP AGT GP Limited Partnership, General Partner
By:	Advent Global Technology LLC, General Partner
By:	Advent International Corporation, Manager

By:	/s/ James Westra
Name: James Westra
Title: Chief Legal Officer, General Counsel and Managing Partner

Advent International GPE IX Limited Partnership

Advent International GPE IX-B Limited Partnership

Advent International GPE IX-C Limited Partnership

Advent International GPE IX-F Limited Partnership

Advent International GPE IX-G Limited Partnership

Advent International GPE IX-H Limited Partnership

Advent International GPE IX-I Limited Partnership

By:

GPE IX GP Limited Partnership, General Partner

Advent International GPE IX, LLC, General Partner

Advent International Corporation, Manager

By:	/s/ James Westra
Name: James Westra
Title: Chief Legal Officer, General Counsel and Managing Partner

Advent Partners GPE IX Cayman Limited Partnership

Advent Partners GPE IX-A Cayman Limited Partnership

Advent Partners GPE IX-B Cayman Limited Partnership

Advent Partners GPE IX Limited Partnership

Advent Partners GPE IX-A Limited Partnership

By:

AP GPE IX GP Limited Partnership, General Partner

Advent International GPE IX, LLC, General Partner

Advent International Corporation, Manager

By:	/s/ James Westra
Name: James Westra
Title: Chief Legal Officer, General Counsel and Managing Partner

[Signature Page to Amended and Restated Guarantee]

Advent International GPE IX-A SCSP

Advent International GPE IX-D SCSP

Advent International GPE IX-E SCSP

Advent International GPE IX Strategic Investors SCSP

By:

GPE IX GP S.à r.l., General Partner
Advent International GPE IX, LLC, Manager

By:	/s/ Justin Nuccio
Name: Justin Nuccio
Title: Manager

Advent International Corporation, Manager

By:	/s/ James Westra
Name: James Westra
Title: Chief Legal Officer, General Counsel and Managing Partner

[Signature Page to Amended and Restated Guarantee]

The Parties are signing this Guarantee on the date stated in the introductory clause.

FORESCOUT TECHNOLOGIES, INC.

By:	/s/ Michael DeCesare
Name: Michael DeCesare
Title: Chief Executive Officer

[Signature Page to Amended and Restated Guarantee]

Schedule A

Guarantors

Guarantor
ADVENT GLOBAL TECHNOLOGY LIMITED PARTNERSHIP	2.8776%
ADVENT GLOBAL TECHNOLOGY-A SCSP	1.4205%
ADVENT GLOBAL TECHNOLOGY-B LIMITED PARTNERSHIP	2.2395%
ADVENT GLOBAL TECHNOLOGY-C LIMITED PARTNERSHIP	1.2125%
ADVENT GLOBAL TECHNOLOGY-D LIMITED PARTNERSHIP	1.4516%
ADVENT PARTNERS AGT LIMITED PARTNERSHIP	0.0433%
ADVENT PARTNERS AGT CAYMAN LIMITED PARTNERSHIP	0.4336%
ADVENT PARTNERS AGT-A LIMITED PARTNERSHIP	0.0218%
ADVENT GLOBAL TECHNOLOGY STRATEGIC INVESTORS LIMITED PARTNERSHIP	0.0703%
ADVENT INTERNATIONAL GPE IX LIMITED PARTNERSHIP	32.6810%
ADVENT INTERNATIONAL GPE IX-A SCSP	9.4915%
ADVENT INTERNATIONAL GPE IX-B LIMITED PARTNERSHIP	6.4004%
ADVENT INTERNATIONAL GPE IX-C LIMITED PARTNERSHIP	2.6883%
ADVENT INTERNATIONAL GPE IX-D SCSP	2.0455%
ADVENT INTERNATIONAL GPE IX-E SCSP	4.1053%
ADVENT INTERNATIONAL GPE IX-F LIMITED PARTNERSHIP	2.7855%
ADVENT INTERNATIONAL GPE IX-G LIMITED PARTNERSHIP	9.2810%
ADVENT INTERNATIONAL GPE IX-H LIMITED PARTNERSHIP	10.3340%
ADVENT INTERNATIONAL GPE IX-I LIMITED PARTNERSHIP	5.9270%
ADVENT PARTNERS GPE IX LIMITED PARTNERSHIP	0.1719%
ADVENT PARTNERS GPE IX CAYMAN LIMITED PARTNERSHIP	0.9731%
ADVENT PARTNERS GPE IX-B CAYMAN LIMITED PARTNERSHIP	2.7584%
ADVENT PARTNERS GPE IX-A LIMITED PARTNERSHIP	0.2554%
ADVENT PARTNERS GPE IX-A CAYMAN LIMITED PARTNERSHIP	0.1034%
ADVENT INTERNATIONAL GPE IX STRATEGIC INVESTORS SCSP	0.2276%

Total	100.00%